Exhibit 3.2
COGDELL SPENCER INC.
ARTICLES SUPPLEMENTARY
8.500% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK
     Cogdell Spencer Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Under a power contained in Article V of the charter of the Corporation, as supplemented by these Articles Supplementary (the “Charter”), the Board of Directors (the “Board”) of the Corporation, and a duly authorized committee thereof, by duly adopted resolutions classified and designated 2,990,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of 8.500% Series A Cumulative Redeemable Perpetual Preferred Stock, liquidation value $25 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.
8.500% Series A Cumulative Redeemable Perpetual Preferred Stock
     (1) Designation and Number. A series of Preferred Stock, designated as the “8.500% Series A Cumulative Redeemable Perpetual Preferred Stock” (the “Series A Preferred Stock”) is hereby established. The number of shares of the Series A Preferred Stock shall be 2,990,000.
     (2) Ranking. The Series A Preferred Stock shall rank, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, (a) senior to the Common Stock (as defined in the Charter) and any other class or series of stock of the Corporation, now or hereafter issued and outstanding, the terms of which provide that such class or series ranks, as to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Corporation, junior to such Series A Preferred Stock (“Junior Shares”), (b) on a parity with any other class or series of stock of the Corporation, now or hereafter issued and outstanding, other than such class or series referred to in clauses (a) and (c) (“Parity Shares”); and (c) junior to all classes or series of stock of the Corporation the terms of which specifically provide that such class or series ranks, as to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Corporation, senior to the Series A Preferred Stock.
     (3) Dividends.
     (a) Holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 8.500% per annum of the $25 liquidation preference of each share of Series A Preferred Stock (equivalent to $2.125 per annum per share).
     (b) Dividends on each outstanding share of Series A Preferred Stock shall be cumulative from and including the date of original issuance and shall be payable (i) for the period from December 20, 2010 to March 1, 2011 on March 1, 2011 and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 1st of each March, June, September and December, commencing on June 1, 2011 (each such day being hereinafter called a “Series A Dividend Payment Date”) at the then applicable annual rate as described above;

provided, however, that if any Series A Dividend Payment Date falls on any day other than a Business Day (as hereinafter defined), the dividend which would otherwise have been payable on such Series A Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series A Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series A Dividend Payment Date to such next succeeding Business Day. Each dividend is payable to holders of record as they appear on the stock records of the Corporation at the close of business on the record date, not exceeding 30 days preceding the applicable Series A Dividend Payment Date, as shall be fixed by the Board. Dividends shall accumulate from the most recent Series A Dividend Payment Date to which dividends have been paid, whether or not there shall be funds legally available for the payment of such dividends, whether the Corporation has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Stock for each full dividend period shall be computed by dividing the applicable annual dividend rate by four. After full cumulative distributions on the Series A Preferred Stock have been paid or declared and funds therefor set aside for payment with respect to a dividend period, the holders of Series A Preferred Stock shall not be entitled to any further distributions with respect to that dividend period.
     (c) No dividends on the Series A Preferred Stock shall be authorized and declared by the Board or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
     (d) So long as any shares of Series A Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Shares.
     (e) So long as any shares of Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Shares, or in options, warrants or rights to subscribe for or purchase, Junior Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired, for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding shares of Series A Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Shares.
     (f) Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.
     (g) Except as provided herein, the Series A Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.
     (h) As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of Maryland are authorized or required by law or executive order to close.
     (i) Notwithstanding the foregoing provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Shares or Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Junior Shares or Parity Shares, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a qualified real estate investment trust (“REIT”) under Section 856 of the Code (as defined in the Charter).
     (4) Liquidation Preference.
     (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of Junior Shares, the holders of the Series A Preferred Stock shall be entitled to receive $25 per share (the “Liquidation Preference”) plus an amount per share equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of final distribution to such holders; but such holders of the Series A Preferred Stock shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Stock and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more entities, (ii) a statutory share exchange or (iii) a sale or transfer of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.
     (b) Subject to the rights of the holders of Parity Shares, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this Section 4, any series or class or classes of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

     (c) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Corporation’s total liabilities.
     (5) Optional Redemption/Fundamental Change Optional Redemption.
     (a) Except as is necessary in order to maintain the continued qualification of the Corporation as a REIT for U.S. federal income tax purposes and paragraph (c) below and Section 9(j), the Series A Preferred Stock shall not be redeemable by the Corporation prior to December 20, 2015. Pursuant to Article VI of the Charter, and without limitation of any provisions of such Article VI, the Series A Preferred Stock, together with all other Capital Stock (as defined in the Charter), owned by a stockholder in excess of the Capital Stock Ownership Limit (as defined in the Charter) shall automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. On and after December 20, 2015, the Corporation, at its option, upon giving notice as provided below, may redeem the Series A Preferred Stock, in whole or in part, at any time and from time to time, for cash at a redemption price of $25 per share, plus any accumulated and unpaid dividends on the Series A Preferred Stock (whether or not earned or declared), to, but not including, the redemption date (the “Regular Redemption Right”).
     (b) The following provisions set forth the procedures for redemption pursuant to the Regular Redemption Right.
     (i) A notice of redemption (which may be contingent upon the occurrence of a future event) shall be delivered not less than 30 nor more than 60 days prior to the redemption date to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of the Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date, which shall be a Business Day; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder; (iv) the place or places where the certificates, if any, representing the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accrue on such redemption date except as otherwise provided herein.
     (ii) At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates, if any, representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series A Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.
     (iii) If fewer than all of the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional shares) or by any other equitable method the Corporation may choose.
     (iv) Upon any redemption of Series A Preferred Stock, the Corporation shall pay any accumulated and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Stock at the close of business on such record date shall be entitled to the dividend payable on such Series A Preferred Stock on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Stock before such Series A Dividend Payment Date. Except as provided in the two preceding sentences and in Section 5(d)(iv), the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series A Preferred Stock called for redemption.
     (v) If full cumulative dividends on the Series A Preferred Stock and any other series or class or classes of Parity Shares have not been paid or declared and set apart for payment, the Corporation may not purchase, redeem or otherwise acquire shares of the Series A Preferred Stock or any Parity Shares other than in exchange for Junior Shares; provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Series A Preferred Stock in excess of the limits in the Charter except as is necessary in order to maintain the continued qualification of the Corporation as a REIT for U.S. federal income tax purposes.
     (vi) On and after the date fixed for redemption, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accumulate on the shares of Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Stock on the applicable record date shall be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.
     (c) Upon the occurrence of a Fundamental Change (as defined in Section 9(c) below), the Corporation shall have the option (the “Fundamental Change Optional Redemption Right”), upon giving notice as provided below, to redeem the Series A Preferred Stock, in whole but not in part, within 90 days after the date on which the Fundamental Change occurred, for cash at a redemption price of $25 per share, plus any accumulated and unpaid dividends on the Series A

Preferred Stock (whether or not earned or declared), to, but not including, the redemption date (the “Fundamental Change Redemption Price”).
     (d) The following provisions set forth the procedures for redemption pursuant to the Fundamental Change Optional Redemption Right.
     (i) A notice of redemption shall be delivered not less than 30 nor more than 60 days prior to the redemption date to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date, which shall be a Business Day; (ii) the redemption price; (iii) the place or places where the certificates, if any, representing the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (iv) that dividends on the shares to be redeemed shall cease to accrue on such redemption date except as otherwise provided herein.
     (ii) At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates, if any, representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series A Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.
     (iii) Upon the redemption of Series A Preferred Stock, the Corporation shall pay any accumulated and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If the redemption date falls after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Stock at the close of business on such record date shall be entitled to the dividend payable on such Series A Preferred Stock on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Stock before such Series A Dividend Payment Date. Except as provided in the preceding two sentences and 5(c)(iv), the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series A Preferred Stock called for redemption.
     (iv) If full cumulative dividends on the Series A Preferred Stock and any other series or class or classes of Parity Shares have not been paid or declared and set apart for payment, the Corporation may not purchase, redeem or otherwise acquire shares of the Series A Preferred Stock or any Parity Shares other than in exchange for Junior Shares; provided, however, that the foregoing shall not prevent the purchase by the

Corporation of shares of Series A Preferred Stock in excess of the limits in the Charter except as is necessary in order to maintain the continued qualification of the Corporation as a REIT for U.S. federal income tax purposes.
     (v) On and after the date fixed for redemption, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accumulate on the shares of Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Stock on the applicable record date shall be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.
     (e) Any shares of Series A Preferred Stock that shall at any time have been redeemed pursuant to the Regular Redemption Right or the Fundamental Change Optional Redemption Right pursuant to this Section 5 or converted or redeemed pursuant to Section 9 hereof shall, after such redemption or conversion, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.
     (6) Voting Rights. Except as otherwise set forth herein, the Series A Preferred Stock shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action. In any matter in which the holders of Series A Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series A Preferred Stock held by such holder.
     (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, whether or not earned or declared, the number of members then constituting the Board shall be increased by two and the holders of Series A Preferred Stock, voting together as a class with the holders of any other series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Shares”), shall have the right to elect two board members at an annual meeting of stockholders or a properly called special meeting of the holders of the Series A Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividends and dividends for the then current quarterly period on the Series A Preferred Stock and such other Voting Preferred Shares have been paid or declared and set aside for payment. Whenever all arrears in dividends on the Series A Preferred Stock and the Voting Preferred Shares then outstanding have been paid and full dividends on the Series A Preferred Stock and the Voting Preferred Shares for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series A Preferred Stock and the Voting Preferred Shares to elect two additional board members shall cease, the terms of office of the board members shall forthwith terminate and the number of members of the Board shall be reduced accordingly; provided, however, the right of the holders of the Series A Preferred Stock and the Voting Preferred Shares to elect the additional board members shall again vest if and whenever six quarterly dividends are in arrears, as described above. In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Corporation’s stock is listed. In class votes with other Voting Preferred Shares, preferred shares of different series shall vote in proportion to the liquidation preference of the preferred shares.
     (b) So long as any shares of Series A Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, is required (i) to amend, alter or repeal any provisions of the Charter (including these terms of the Series A Preferred Stock), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Stock, unless in connection with any such amendment, alteration or repeal, (x) the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or (y) the holders of Series A Preferred Stock receive shares of stock or beneficial interest or other equity securities with rights, preferences, privileges or voting powers substantially similar, taken as a whole, to the rights, preferences, privileges or voting powers of the Series A Preferred Stock, or (ii) to authorize, create, or increase the authorized amount of any class or series of stock having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, the Corporation may create additional classes of Parity Shares and Junior Shares, amend the Charter and these terms of the Series A Preferred Stock to increase the authorized number of shares of Parity Shares (including the Series A Preferred Stock) and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Stock.
     (c) The foregoing voting provisions of this Section (6) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
     (7) Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any shares of Series A Preferred Stock are outstanding, the Corporation shall (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear in the record books of the Corporation and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Stock. The Corporation shall mail (or otherwise provide) the information to the holders of Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act.

     (8) Restrictions on Ownership and Transfer.
     (a) Definitions. For the purposes of this Section 8, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Charter. The following terms shall have the following meanings:
     (i) “Series A Charitable Beneficiary” shall mean one or more beneficiaries of the Series A Trust as determined pursuant to Section 8(c)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
     (ii) “Series A Excepted Holder” shall mean a stockholder of the Corporation for whom a Series A Excepted Holder Limit is created by the Board of Directors pursuant to Section 8(i).
     (iii) “Series A Excepted Holder Limit” shall mean for each Series A Excepted Holder, the limit established by the Board of Directors pursuant to Section 8(i), which limit may be expressed, in the discretion of the Board of Directors, as a percentage and/or number of shares of Series A Preferred Stock, provided that the affected Series A Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 8(i) and subject to adjustment pursuant to Section 8(i).
     (iv) “Series A Initial Date” shall mean the date of original issuance of the Series A Preferred Stock.
     (v) “Series A Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 8(b), would Beneficially Own or Constructively Own shares of Series A Preferred Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Series A Prohibited Owner would have so owned.
     (vi) “Series A Preferred Stock Ownership Limit” shall mean 7.75% (by value or number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board of Directors in accordance with Section 8(i)(iv)) of the outstanding shares of Series A Preferred Stock of the Corporation, excluding any such outstanding Series A Preferred Stock which is not treated as outstanding for U.S. federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Series A Preferred Stock by any Person, shares of Series A Preferred Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Series A Preferred Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.
     (vii) “Series A Trust” shall mean any trust provided for in Section 8(c) below.
     (viii) “Series A Trustee” shall mean the Person unaffiliated with the Corporation and a Series A Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Series A Trust.

     (b) Restriction on Ownership and Transfers.
     (i) During the period commencing on the Series A Initial Date and prior to the Restriction Termination Date, but subject to Section 8(l), (1) no Person, other than a Series A Excepted Holder, shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Series A Preferred Stock Ownership Limit and (2) no Series A Excepted Holder shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Series A Excepted Holder Limit for such Series A Excepted Holder.
     (ii) If any Transfer of shares of Series A Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter dealer quotation system) occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series A Preferred Stock in violation of Section 8(b)(i), (A) then that number of shares of the Series A Preferred Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate such provisions (rounded up to the nearest whole share) shall be automatically transferred to a Series A Trust for the benefit of a Series A Charitable Beneficiary, as described in Section 8(c), effective as of the close of business on the Business Day prior to the date of such Transfer or other event, and such Person shall acquire no rights in such shares; or (B) if the transfer to the Series A Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 8(b)(i), then the Transfer of that number of shares of Series A Preferred Stock that otherwise would cause any Person to violate such provisions shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.
     (c) Transfers of Series A Preferred Stock in Series A Trust.
     (i) Upon any purported Transfer or other event described in Section 8(b)(ii) that would result in a transfer of shares of Series A Preferred Stock to a Series A Trust, such shares of Series A Preferred Stock shall be deemed to have been transferred to the Series A Trustee in his capacity as trustee of a Series A Trust for the exclusive benefit of one or more Series A Charitable Beneficiaries. Such transfer to the Series A Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Series A Trust pursuant to Section 8(b)(ii). The Series A Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Series A Prohibited Owner. Each Series A Charitable Beneficiary shall be designated by the Corporation as provided in Section 8(c)(vi).
     (ii) Shares of Series A Preferred Stock held by the Series A Trustee shall be issued and outstanding shares of Series A Preferred Stock of the Corporation. The Series A Prohibited Owner shall have no rights in the shares held by the Series A Trustee. The Series A Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Series A Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Series A Trust. The Series A Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Series A Preferred Stock.

     (iii) The Series A Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series A Preferred Stock held in the Series A Trust, which rights shall be exercised for the exclusive benefit of the Series A Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Series A Preferred Stock have been transferred to the Series A Trustee shall be paid by the recipient of such dividend or other distribution to the Series A Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Series A Trustee. Any dividend or distribution so paid to the Series A Trustee shall be held in trust for the Series A Charitable Beneficiary. The Series A Prohibited Owner shall have no voting rights with respect to shares held in the Series A Trust and, subject to Maryland law, effective as of the date that the shares of Series A Preferred Stock have been transferred to the Series A Trustee, the Series A Trustee shall have the authority (at the Series A Trustee’s sole and absolute discretion) (A) to rescind as void any vote cast by a Series A Prohibited Owner prior to the discovery by the Corporation that the shares of Series A Preferred Stock have been transferred to the Series A Trustee and (B) to recast such vote in accordance with the desires of the Series A Trustee acting for the benefit of the Series A Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Series A Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 8, until the Corporation has received notification that shares of Series A Preferred Stock have been transferred into a Series A Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
     (iv) Within 20 days of receiving notice from the Corporation that shares of Series A Preferred Stock have been transferred to the Series A Trust, the Series A Trustee of the Series A Trust shall sell the shares held in the Series A Trust to a person or persons, designated by the Series A Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 8(b)(i). Upon such sale, the interest of the Series A Charitable Beneficiary in the shares sold shall terminate and the Series A Trustee shall distribute the net proceeds of the sale to the Series A Prohibited Owner and to the Series A Charitable Beneficiary as provided in this Section 8(c)(iv). The Series A Prohibited Owner shall receive the lesser of (A) the price paid by the Series A Prohibited Owner for the shares or, if the event which resulted in the transfer to the Series A Trust did not involve a purchase of such Series A Preferred Shares at Market Price, the Market Price of such Series A Preferred Shares on the day of the event that resulted in the transfer of such Series A Preferred Shares to the Series A Trust and (B) the price per share received by the Series A Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Series A Trust. The Series A Trustee shall reduce the amount payable to the Series A Prohibited Owner by the amount of dividends and other distributions which have been paid to the Series A Prohibited Owner and are owed by the Series A Prohibited Owner to the Series A Trustee pursuant to Section 8(c)(iii). Any net sales proceeds in excess of the amount payable to the Series A Prohibited Owner shall be immediately paid to the Series A Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Series A Preferred Stock have been transferred to the Series A Trustee, such shares are sold by a Series A Prohibited Owner, then (A) such shares shall be deemed to have been sold on behalf of the Series A Trust) and (B) to the extent that the Series A Prohibited Owner received an amount for such shares that exceeds the amount that such Series A Prohibited

Owner was entitled to receive pursuant to this Section 8(c)(iv), such excess shall be paid to the Series A Trustee upon demand.
     (v) Shares of Series A Preferred Stock transferred to the Series A Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (A) the price per share paid by the Series A Prohibited Owner for the Series A Preferred Shares in the transaction that resulted in such transfer to the Series A Trust (or, if the event which resulted in the Transfer to the Series A Trust did not involve a purchase of such Series A Preferred Stock at Market Price, the Market Price of such Series A Preferred Stock at on the day of the event that resulted in the transfer of such Series A Preferred Stock to the Series A Trust) and (B) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Series A Prohibited Owner by the amount of dividends and other distributions which have been paid to the Series A Prohibited Owner and are owed by the Series A Prohibited Owner to the Series A Trustee pursuant to Section 8(c)(iii). The Corporation shall pay the amount of such reduction to the Series A Trustee for the benefit of the Series A Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Series A Trustee has sold the shares held in the Series A Trust pursuant to Section 8(c)(iv). Upon such a sale to the Corporation, the interest of the Series A Charitable Beneficiary in the shares sold shall terminate and the Series A Trustee shall distribute the net proceeds of the sale to the Series A Prohibited Owner.
     (vi) By written notice to the Series A Trustee, the Corporation shall designate one or more nonprofit organizations to be the Series A Charitable Beneficiary of the interest in the Series A Trust such that the shares of Series A Preferred Stock held in the Series A Trust would not violate the restrictions set forth in Section 8(b)(i) in the hands of such Series A Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Series A Trustee before the automatic transfer provided for in Section 8(b)(ii) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.
     (d) Remedies For Breach. If the Board of Directors or any duly authorized committee thereof, or other designees if permitted by the MGCL, shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 8(b) or that a Person intends or has attempted to acquire or may acquire (determined without reference to any rules of attribution) Beneficial Ownership or Constructive Ownership of any shares of Series A Preferred Stock in violation of Section 8(b) (whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems or they deem advisable, in their sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Series A Preferred Stock, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 8(b)(i) shall automatically result in the transfer to the Series A Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non action) by the Board of Directors or a committee thereof.
     (e) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock that will or may violate Section 8(b) or any Person who would have owned shares of Series A Preferred Stock that resulted in a transfer to the Series A Trust pursuant to the provisions of Section 8(b)(ii) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
     (f) Owners Required To Provide Information. From the Series A Initial Date until the Restriction Termination Date, each Person who is an owner of shares of Series A Preferred Stock and each Person (including the stockholder of record) who is holdings shares of Series A Preferred Stock for a Beneficial Owner or Constructive Owner shall, within 30 days after the end of each taxable year, provide to the Corporation a completed questionnaire containing the information regarding its ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a Beneficial Owner or Constructive Owner of Series A Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series A Preferred Stock for a Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of Series A Preferred Stock on the Corporation’s status as a REIT, and to ensure compliance with the Series A Preferred Stock Ownership Limit or a Series A Excepted Holder Limit, or as otherwise permitted by the Board of Directors
     (g) Remedies Not Limited. Subject to Section 4.7 of the Charter, nothing contained in this Section 8 (but subject to Section 8(l)) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.
     (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 8, including any definition contained in Section 8(a) or any defined term used in this Section 8 but defined in the Charter, the Board of Directors shall have the power to determine the application of the provisions of this Section 8 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 6.12 of the Charter). In the event this Section 8 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 8. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 8(b)) acquired Beneficial or Constructive Ownership of shares of Series A Preferred Stock in violation of Section 8(b)(i), such remedies (as applicable) shall apply first to the shares of Series A Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series A Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series A Preferred Stock based upon the relative number of the shares of Series A Preferred Stock held by each such Person.
     (i) Exceptions.
     (i) Subject to Section 6.2.1(b) of the Charter, the Board of Directors of the Corporation, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Series A Preferred Stock Ownership Limit or may establish or increase a Series A Excepted Holder Limit for such Person if: (A) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of such Shares will not violate Section 6.2.1(b) of the Charter; (B) the Board of Directors determines that such Person does not and will not Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity directly or indirectly owned, in whole or in part, by the Corporation) that would cause the Corporation to Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant, and the Board of Directors obtains such representations and undertakings from such Person to the extent required by the Board of Directors as are reasonably necessary to ascertain this fact (for this purpose, in the Board of Director’s sole and absolute discretion, a tenant from whom the Corporation (or an entity directly or indirectly owned, in whole or in part, by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and (C) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Charter) may result in such Series A Preferred Shares being automatically transferred to a Series A Charitable Trust in accordance with this Section 8.
     (ii) Prior to granting any exception pursuant to Section 8(i)(i) above, the Board of Directors of the Corporation may (but is not obligated to) require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
     (iii) The Board of Directors may only reduce a Series A Excepted Holder Ownership Limit for a Series A Excepted Holder: (A) with the written consent of such Series A Excepted Holder at any time, or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Series A Excepted Holder in connection with the establishment of the Series A Excepted Holder Limit for that Series A Excepted Holder. No Series A Excepted Holder Limit with respect to a Person shall be reduced to a percentage that is less than the Series A Preferred Stock Ownership Limit.
     (iv) The Board of Directors may from time to time increase or decrease the Series A Preferred Stock Ownership Limit; provided, however, that: (A) any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately); (B) the Series A Preferred Stock Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all Excepted Holders) could Beneficially Own or Constructively Own, in the aggregate, more than 49.9% in value of the shares of Capital Stock then outstanding; and (C) prior to the modification of any of the ownership limitations, the Board of Directors of the Corporation may, in its sole and absolute discretion, require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.
     (v) Subject to Section 6.2.1(b) of the Charter, an underwriter which participates in a public offering or a private placement of Series A Preferred Stock (or securities convertible into or exchangeable for Series A Preferred Stock) may Beneficially Own or Constructively Own shares of Series A Preferred Stock (or securities convertible into or exchangeable for Series A Preferred Stock) in excess of the Series A Preferred Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.
     (j) Legends. Each certificate for Series A Preferred Stock shall bear an appropriate legend stating all restrictions on ownership and transfer of the Series A Preferred Stock. In lieu of such legend, each certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.
     (k) Severability. If any provision of this Section 8 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
     (l) NYSE. Nothing in this Section 8 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 8 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 8.
     (9) Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except as provided herein.
     (a) Upon the occurrence of a Fundamental Change (as defined herein), each holder of Series A Preferred Stock shall have the right (the “Fundamental Change Conversion Right”) to convert some or all of the shares of Series A Preferred Stock held by such holder on the relevant Fundamental Change Conversion Date (as defined herein) into a number of shares of Common Stock equal to the quotient of the $25.00 per share Series A Preferred Stock liquidation preference plus an amount equal to accrued and unpaid dividends (whether or not earned or declared) to, but not including, the Fundamental Change Conversion Date (as defined herein), divided by the Market Price (the “Conversion Rate”). As used herein, “Market Price” shall mean the average of the closing price per share of the Common Stock on the ten consecutive trading days immediately preceding, but not including, the effective date of a Fundamental Change.
     (b) No fractional shares of Common Stock shall be issued upon the conversion of shares of Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Market Price.
     (c) A “Fundamental Change” shall be deemed to have occurred at such time after the original issuance of the Series A Preferred Stock when the following has occurred:

     (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of stock of the Corporation entitling that person to exercise 50% or more of the total voting power of all shares of stock of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
     (ii) following the closing of any transaction referred to in clause (i) above, neither the Corporation nor the acquiring entity has a class of common securities listed on the NYSE, the NYSE Amex Equities, or NYSE Amex, or the NASDAQ Stock Market, or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE Amex or NASDAQ.
     (d) Within 15 days following the occurrence of a Fundamental Change, a notice of occurrence of the Fundamental Change, the resulting Fundamental Change Conversion Right and the Corporation’s right to exercise the Fundamental Change Redemption Right (as defined herein) shall be delivered to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Fundamental Change; (ii) the date of the Fundamental Change; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Fundamental Change Conversion Right; (iv) that the Corporation may elect to redeem some or all of the shares of Series A Preferred Stock as to which the Fundamental Change Conversion Right may be exercised (the “Fundamental Change Redemption Right”); (v) the method and period for calculating the Market Price; (vi) the Fundamental Change Conversion Date, which shall be a Business Day; (vii) if applicable, subject to the succeeding paragraph, the type and amount of consideration entitled to be received per share of Series A Preferred Stock as if the conversion of the Series A Preferred Stock into Common Stock occurred concurrently with occurrence of the Fundamental Change; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Fundamental Change Conversion Right.
     (e) Notwithstanding the foregoing, in the case of a Fundamental Change as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, a holder of shares of Series A Preferred Stock shall be entitled thereafter to convert such shares of Series A Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the holder of shares of Series A Preferred Stock would have owned or been entitled to receive upon such Fundamental Change as if such holder of Series A Preferred Stock then held a number of shares of Common Stock equal to the Conversion Rate in effect on the relevant Fundamental Change Conversion Date, multiplied by the number of shares of Series A Preferred Stock held by such holder. In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such Fundamental Change, the Corporation shall make adequate provision whereby the holders of shares of Series A Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series A

Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Fundamental Change. Such determination shall be based on the weighted average of elections made by the holders of shares of Series A Preferred Stock who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Fundamental Change, and shall be conducted in such a manner as to be completed by the Fundamental Change Conversion Date.
     (f) The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first trading day following any date on which the Corporation provides notice pursuant to paragraph (d) above to the holders of Series A Preferred Stock.
     (g) The “Fundamental Change Conversion Date” shall be a Business Day that is no less than 20 days nor more than 35 days after the date on which the Corporation gives notice pursuant to paragraph (d) above. In order to exercise the Fundamental Change Conversion Right, a holder of Series A Preferred Stock shall deliver, on or before the close of business on the Fundamental Change Conversion Date, the Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Fundamental Change Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock. Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, such notice shall comply with applicable procedures of the Depository Trust Company (“DTC”).
     (h) Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of a Fundamental Change Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the business day prior to the Fundamental Change Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of the Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the notice of withdrawal shall comply with applicable DTC procedures.
     (i) Series A Preferred Stock as to which the Fundamental Change Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into shares of Common Stock in accordance with the Fundamental Change Conversion Right on the Fundamental Change Conversion Date, unless the Corporation elects to redeem such Series A Preferred Stock by exercising the Fundamental Change Redemption Right. If the Corporation elects to redeem Series A Preferred Stock that would otherwise be converted into Common Stock on a Fundamental Change Conversion Date, such Series A Preferred Stock shall not be converted into Common Stock and the holder of such shares shall be entitled to receive the Fundamental Change Redemption Price.
     (j) The holder of any shares of Series A Preferred Stock that the Corporation has elected to redeem and as to which the conversion election has not been previously properly withdrawn shall receive payment of the Fundamental Change Redemption Price promptly following the later of the Fundamental Change Conversion Date or the time of book-entry transfer or delivery of the Series A Preferred Stock. If the paying agent holds cash sufficient to pay the Fundamental Change Redemption Price of the Series A Preferred Stock on the Business Day following the Fundamental Change Conversion Date, then: (i) dividends shall cease to accumulate on the shares of Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Stock on the applicable record date shall be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), and such shares shall no longer be deemed to be outstanding, and (ii) all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.
     (k) Subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock issuable in connection with the exercise of the Fundamental Change Conversion Right shall not exceed 15,632,500 shares of Common Stock (subject to increase to the extent the underwriters’ over-allotment option to purchase additional Series A Preferred Stock in the initial public offering of Series A Preferred Stock is exercised, not to exceed 17,977,375 shares of Series A Preferred Stock in total) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock dividend), subdivisons or combinations (in each case, a “Stock Split”) with respect to Common Stock as follows: The adjusted Exchange Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Stock Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.
     (l) Notwithstanding anything to the contrary contained herein, no Shares of Series A Preferred Stock may be converted into Common Stock if such conversion would cause the holder of such Shares to Beneficially Own or Constructively Own, within the meaning of the Charter, stock of the Corporation in excess of the Common Stock Ownership Limit, the Capital Stock Ownership Limit, or the Excepted Holder Ownership Limit, as such terms are defined in the Charter, as applicable.
     (10) Other Limitations; Ownership and Transfer. The Series A Preferred Stock constitutes Capital Stock (as defined in the Charter) of the Corporation and is governed by and issued subject to all the limitations, terms and conditions of the Charter applicable to Capital Stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VI of the Charter applicable to Capital Stock. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Stock of any other term or provision of the Charter.
     (11) Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.
     SECOND: The shares of Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

     THIRD: These Articles Supplementary shall become effective at 9:00 a.m. (Eastern Time) on December 20, 2010.
     FOURTH: The undersigned President and Chief Executive Officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 17th day of December, 2010.

COGDELL SPENCER INC.
By:	/s/ Raymond W. Braun
Raymond W. Braun
President and Chief Executive Officer

ATTEST:
By:	/s/ Charles M. Handy
Charles M. Handy
Chief Financial Officer, Executive Vice President and Secretary